UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508-597-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   Effective July 29, 2009, Dr. Markus Weissbach resigned as our Chief Executive Officer and was immediately appointed as our Executive Chairman.

Effective July 29, 2009, Dr. Philip T. Lavin resigned as our Executive Chairman and was immediately appointed as Vice Chairman of our board of directors (the “Board”) and Founder.

(c)   Effective as of July 29, 2009, Peter C. Gonze has been appointed as the registrant’s President.

Mr. Gonze, who joined the Company as Executive Vice President, Global Business Development in August 2008, will be responsible for global operations and business development activities of the Company. From May, 2002 to February, 2008, Mr. Gonze served as Chief Operating Officer at Unither Pharmaceuticals, Inc. From August, 1999 to April, 2002, Mr. Gonze served as Senior Vice President of Operations at AltaRex Corp. From January, 1996 to July, 1999, Mr. Gonze served as Divisional Vice President at Abbott Laboratories.

The registrant and Mr. Gonze entered into an Employment Agreement effective as of June 27, 2008 (the “Gonze Employment Agreement”).  The Gonze Employment Agreement provides that Mr. Gonze shall be paid an annual base salary of two hundred and thirty five thousand ($235,000) per year.  In addition, Mr. Gonze is eligible to receive an annual bonus of up to thirty seven and one half percent (37.5%) of his then in effect annual base salary as determined by our board of directors (the “Board”) based on certain performance goals as outlined in his agreement.

Either party may terminate the Gonze Employment Agreement at any time with or without Cause or with or without Good Reason; provided, however, that any termination by us without Cause or by Mr. Gonze without Good Reason must be preceded by sixty (60) days advance written notice.  If Mr. Gonze is terminated (other than for Cause), or resigns for Good Reason, then we are obligated to pay Mr. Gonze an amount equal to twelve (12) months of Mr. Gonze’s then in effect base salary.

In addition, in connection with Mr. Gonze’s original appointment as our Executive Vice President, Global Business Development in August of 2008, we granted Mr. Gonze an option to purchase two million (2,000,000) shares of our common stock pursuant to our 2005 Equity Incentive Plan, as amended, which will vest at a rate of 25% per year of completed employment.

(d)   Effective July 29, 2009, James H. McGuire, was appointed unanimously by the sitting members of our Board to become a member of our Board, in order to fill the one (1) vacancy currently existing on our board. Mr. McGuire will also serve as Chairman of the Board. Our Board has not yet determined the committees, if any, to which Mr. McGuire will be appointed.

From 1992 until 2008, James H. McGuire was the President of NJK Holding Corporation (“NJK”), a privately-held investment company that has invested in a broad spectrum of industries. NJK is an affiliate of Cumulus Investors, LLC, Averion’s second largest stakeholder. Mr. McGuire also spent 12 years with Control Data Corporation and was a Vice President in the Peripherals Group. Mr. McGuire was a director of Digital Insight Corporation from its inception in 1997, was chairman until 1999, and served on the Board until its sale to Intuit, Inc. in early 2007. Mr. McGuire also was a director of Laureate Education Inc., a higher education company, from 1995 until 2007 when it was taken private. Laureate was formerly Sylvan Learning Systems, Inc. Mr. McGuire received his BA in finance from the University of Notre Dame.

Item 8.01	Other Events.

We have reached an agreement in principle with our senior debt holders to modify the terms and timing of certain interest payments that are coming due under our existing senior debt instruments, as further set for in the Press Release.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.58	Gonze Employment Agreement dated as of June 27, 2008 between the registrant and Peter C. Gonze
99.1	Registrant’s Press Release dated July 29, 2009 announcing the appointment of Peter C. Gonze as President and James McGuire as Chairman to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

By: /s/ Lawrence R. Hoffman
Lawrence R. Hoffman
Chief Financial Officer

Dated: July 30, 2009

EXHIBIT INDEX

Exhibit
Number	Description
10.58	Gonze Employment Agreement dated as of June 27, 2008 between the registrant and Peter C. Gonze
99.1	Registrant’s Press Release dated July 29, 2009 announcing the appointment of Peter C. Gonze as President and James McGuire as Chairman to the Board of Directors